Exhibit 4.7

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of March 3, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), is made by ATLANTIC EXPRESS TRANSPORTATION CORP., a New York corporation (the “Issuer”), and each Subsidiary (such capitalized term and other terms used in this Agreement to have the meanings set forth in Section 1) of the Issuer from time to time party to this Agreement (the “Subsidiary Guarantors” and, together with the Issuer, the “Debtors”), in favor of AIRLIE OPPORTUNITY CAPITAL MANAGEMENT, L.P., a Delaware limited partnership, in its capacity as collateral agent (together with any successors thereto in such capacity, the “Collateral Agent”) for the benefit of the Noteholders (the Collateral Agent, and the Noteholders are hereinafter referred to as the “Secured Parties”).

R E C I T A L S

WHEREAS, the Issuer has entered into a Note and Warrant Purchase Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Purchase Agreement”) with the Airlie Opportunity Capital Management, L.P., a Delaware limited partnership (the “Initial Purchaser”), pursuant to which the Issuer is issuing, as of the date hereof, 10% Senior Secured Notes due 2008 in the original aggregate principal amount of $15,000,000 (collectively with any additional notes issued from time to time thereunder and under the Purchase Agreement, the “Notes”) and 40,725 Common Stock Purchase Warrants, to the Initial Purchaser;

WHEREAS, pursuant to the Purchase Agreement, each Debtor is required to execute and deliver this Agreement;

WHEREAS, each Debtor (other than the Issuer) is a Subsidiary of the Issuer, and each Debtor will derive substantial direct and indirect benefit from the proceeds of the issuance of the Notes;

WHEREAS, the Debtors have entered into a Second Amended and Restated Loan and Security Agreement, dated as of April 22, 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”), with certain lenders and the Revolving Loan Agent, pursuant to which the Debtors have incurred indebtedness, which indebtedness is secured by certain of the Collateral;

WHEREAS, the Issuer has entered into an Indenture, dated as of April 22, 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”) with The Bank of New York, a New York banking corporation, as Trustee (in such capacity, the “Trustee”), pursuant to which the Issuer has issued 105,000 Units consisting of 12% Senior Secured Notes due 2008 in the original aggregate principal amount of $105,000,000 and 105,000 Common Stock Purchase Warrants and 10,000 Units, consisting of Senior Secured Floating Rate Notes due 2008 in the original aggregate principal amount of $10,000,000 and 10,000 Common Stock Purchase Warrants (collectively with any exchange notes issued in exchange thereof as contemplated by the Registration Rights Agreement, dated as of April 22, 2004, among the Issuer and the initial purchasers thereof and any additional notes issued from time to time under such Indenture, the “Senior Notes”);

WHEREAS, the Debtors have entered into a Security Agreement dated April 22, 2004 (the “Senior Debt Security Agreement”) with The Bank of New York, a New York banking corporation, in its capacity as collateral agent (the “Senior Debt Collateral Agent”) for the benefit of the Trustee and the holders of the Senior Notes (the “Senior Noteholders”), pursuant to which the payment of the Senior Notes is also secured by certain of the Collateral;

WHEREAS, in connection with the execution of the Indenture and the Loan Agreement, the Revolving Loan Agent and the Senior Debt Collateral Agent entered into an Intercreditor Agreement dated April 22, 2004 (the “Original Intercreditor Agreement”);

WHEREAS, in connection with the issuance of the Notes, the Revolving Loan Agent, the Senior Debt Collateral Agent and the Collateral Agent will enter into an amendment or restatement of the Original Intercreditor Agreement, dated the date hereof (as so amended, supplemented, amended and restated or otherwise modified from time to time, the “Intercreditor Agreement”); and

WHEREAS, pursuant to the terms of the Purchase Agreement and subject to the terms of the Intercreditor Agreement, the Secured Parties have agreed to accept the pledge and assignment and the grant of a third priority security interest under this Agreement as security for the Noteholder Debt.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Initial Purchaser to enter into the Purchase Agreement and to purchase the Notes, each Debtor agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

SECTION 1.           DEFINITIONS

Unless otherwise defined herein, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Intercreditor Agreement or, if not defined in the Intercreditor Agreement as in effect on the date hereof, then the Purchase Agreement.

1.1           “Accounts” shall mean all present and future rights of any Debtor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2           “Agreement” is defined in the preamble.

1.3           “Collateral” is defined in Section 2.1.

1.4           “Collateral Agent” is defined in the preamble.

1.5           “Collateral Access Agreement” shall mean a Collateral Access Agreement in form and substance satisfactory to the Collateral Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

1.6           “Debtors” is defined in the preamble.

1.7           “Deposit Account Control Agreement” shall mean a Deposit Account Control Agreement substantially in form of Exhibit A (with such changes as are acceptable to the Collateral Agent), as amended, supplemented, amended and restated or otherwise modified from time to time.

1.8           “Discharge of Noteholder Debt” shall mean the payment in full in cash of (i) the principal of and interest and premium, if any, on all outstanding Notes and (ii) any other Noteholder Debt.

1.9           “Equipment” shall mean all of any Debtor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed and including embedded software, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof wherever located, but excluding Motor Vehicles.

1.10         “Event of Default” is defined in Section 6.1.

1.11         “Excluded Assets” means each of the following:

(a)           any lease, license, contract, property right or agreement to which any Debtor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest under this Agreement shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity) or shall violate applicable law; provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under this Agreement, immediately and automatically, at such time as such consequences shall no longer result;

(b)           Motor Vehicles owned or leased by any Debtor;

(c)           the Capital Stock of any Domestic Subsidiary, foreign Subsidiary or other Affiliate of any Debtor;

(d)           so long as no event of Default has occurred under the Loan Agreement, Real Property with a purchase price or (s) as of the date such Real Property is acquired, a Fair Market Value, of equal to or less than $200,000;

(e)           any Equipment which is, or at the time of the Issuer’s is or a Subsidiary Guarantor’s acquisition thereof shall be, subject to a purchase money mortgage or other purchase money lien or security interest (including Capital Leases) permitted under the Purchase Agreement, if the valid grant of a security interest or lien to Collateral Agent in such item of Equipment is prohibited by the terms of the agreement between the Issuer or such Subsidiary Guarantor and the holder of such purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived;

(f)            any other property or assets not described in clauses (a) through (e) above (other than any deposit account that is not solely used for payroll, payroll taxes and other employee wage and benefits purposes) in which a security interest cannot be perfected by the filing of a financing statement under the UCC of the relevant jurisdiction, so long as the aggregate Fair Market Value of all property excluded under this clause (f) does not at any one time exceed $1.0 million plus, in the case of any such property comprised of deposit accounts that is used solely for payroll, payroll taxes and other employee wage and benefits purposes, the dollar amount of any payments expected to be disbursed by the Issuer or the applicable Debtor from such deposit account for payroll, payroll taxes and other employee wage and benefits purposes within three business days following deposit therein.

1.12         “Information Certificate” shall mean the Information Certificate of any Debtor constituting Exhibit B hereto containing material information with respect to such Debtor, its business and assets provided by or on behalf of such Debtor to the Collateral Agent in connection with the preparation of this Agreement and the other Noteholder Agreements and the financing arrangements provided for herein and therein.

1.13         “Intellectual Property” shall mean any Debtor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing: inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; and software and contract rights relating to software, in whatever form created or maintained.

1.14         “Intercreditor Agreement” is defined in the ninth recital.

1.15         “Inventory” shall mean all of any Debtor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by any Debtor as lessor; (b) are held by any Debtor for sale or lease or to be furnished under a contract of service; (c) are furnished by any Debtor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.16         “Investment Property Control Agreement” shall mean an Investment Property Control Agreement in form and substance satisfactory to the Collateral Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

1.17         “Issuer” is defined in the preamble.

1.18         “Majority Noteholders” shall mean the Noteholders holding a majority of the principal amount of the Notes issued and outstanding at any time.

1.19         “Motor Vehicles” shall mean all motor vehicles, tractors, trailers and other like property, whether or not title thereto is governed by a certificate of title or ownership.

1.20         “Noteholder Agreements” shall mean, collectively, the Purchase Agreement, this Agreement, the Notes and all guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by the Issuer, any Debtor or any other Obligor in connection with the Purchase Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured.

1.21         “Noteholder Debt” shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by Debtors or any other Obligor to the Secured Parties under the Noteholder Agreements, including, principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, a Debtor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising (including the payment of interest which would accrue and become due but for the commencement of such case, whether or not a claim for such amounts is allowed or allowable in whole or in part in such case) whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by a Secured Party.

1.22         “Notes” is defined in the first recital.

1.23         “Noteholders” shall mean the holders of the Notes from time to time.

1.24         “Obligors” shall mean, individually and collectively any person liable on or in respect of the Noteholder Debt, and its successors and, assigns, including, without limitation a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign.

1.25         “Perfection Agent” shall mean (i) during the effectiveness of the Intercreditor Agreement and prior to the payment in full of the Priority Debt, (x) solely with respect to the Revolving Loan Collateral, the Revolving Loan Agent (including with respect to any Collateral delivered to or held by the Perfection Agent hereunder or under the Senior Debt Security Agreement, in its capacity as bailee for the Trustee, the Senior Noteholders and the Secured

Parties under the Intercreditor Agreement) and (y) otherwise, the Senior Debt Collateral Agent (including with respect to any Collateral delivered to or held by the Perfection Agent hereunder, in its capacity as bailee for the Secured Parties under the Intercreditor Agreement) and (ii) otherwise, the Collateral Agent; provided that if at any time either the Revolving Loan Agent or the Senior Debt Collateral Agent fails, following a written request from the Collateral Agent or any Obligor, to take any action permitted to be taken by it as Perfection Agent, then the Collateral Agent has the power to be the Perfection Agent.

1.26         “Permitted Prior Liens” shall mean the security interests on the Collateral created by the Loan Agreement and the Senior Debt Security Agreement.

1.27         “Priority Debt” shall mean all amounts due and owing by Debtors under the Loan Agreement, the Indenture and the Senior Notes.

1.28         “Purchase Agreement” is defined in the first recital.

1.29         “Real Property” shall mean all now owned and hereafter acquired real property of a Debtor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.30         “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of a Debtor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of any Debtor and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to any Debtor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Debtor or to or for the benefit of any third person (including loans or advances to any affiliates or subsidiaries of any Debtor) or otherwise associated with any Accounts, Inventory or general intangibles of any Debtor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Debtor in connection with the termination of any employee benefit plan and any other amounts payable to any Debtor from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Debtor is a beneficiary).

1.31         “Records” shall mean all of any Debtor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Debtor with respect to the foregoing maintained with or by any other person).

1.32         “Revolving Loan Agent” shall mean, at any time, the Person serving at such time as the “Administrative Agent” under the Loan Agreement or any other representative of the lenders then most recently designated by a majority of the lenders under the Loan Agreement in a written notice delivered to the Senior Debt Collateral Agent, the Trustee and the Collateral Agent.

1.33         “Secured Parties” is defined in the preamble.

1.34         “Subsidiary Guarantors” is defined in the preamble.

1.35         “UCC” shall means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Noteholder Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Noteholder Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

SECTION 2.           GRANT OF SECURITY INTEREST

2.1           Grant of Security Interest. To secure payment and performance of all Noteholder Debt, each Debtor hereby grants to the Collateral Agent on behalf of the Secured Parties a continuing security interest in and, a lien upon, and hereby assigns to the Collateral Agent on behalf of the Secured Parties as security, all personal and real property and fixtures and interests in property and fixtures of such Debtor (other than Excluded Assets and accounts receivable owed to Atlantic Conn Transit, Inc. by Ridgefield Board of Education), whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Noteholder Debt at any time granted to or held or acquired by the Collateral Agent on behalf of the Secured Parties, collectively, the “Collateral”), including:

(a)           all Accounts;

(b)           all general intangibles, including, without limitation, all Intellectual Property;

(c)           all goods, including, without limitation, Inventory and Equipment (other than Motor Vehicles);

(d)           all Real Property and fixtures;

(e)           all chattel paper (including all tangible and electronic chattel paper);

(f)            all instruments (including all promissory notes);

(g)           all documents;

(h)           all deposit accounts;

(i)            all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)            all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to insurance policies, guaranties, contracts of suretyship, letter-of-credit rights, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)           all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of each Debtor now or hereafter held or received by or in transit to Perfection Agent or its affiliates or at any other depository or other institution from or for the account of each Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)            all commercial tort claims, including, without limitation, those identified in any Information Certificate;

(m)          to the extent not otherwise described above, all Receivables;

(n)           all Records; and

(o)           all products and proceeds of the foregoing in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything in this Section 2.1 to the contrary, in no event shall the security interest granted under this Section 2.1 attach to any Excluded Asset for so long as such asset remains an Excluded Asset.

2.2           Perfection of Security Interests.

(a)           Each Debtor irrevocably and unconditionally authorizes Collateral Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Collateral Agent or its designee as the secured party and such Debtor as debtor, as Collateral Agent may require, and including any other information with respect to such Debtor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Collateral Agent may determine, together with any amendment and continuations, with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Debtor hereby ratifies and approves all financing statements naming Collateral Agent or its designee as secured party and such Debtor as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Collateral Agent prior to the date hereof and ratifies and confirms the authorization of Collateral Agent to file such financing statements (and amendments, if any). Each Debtor hereby authorizes Collateral Agent to adopt on behalf of such Debtor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Collateral Agent or its designee as the secured party and any Debtor as debtor includes assets and properties of such Debtor that do not at any time constitute Collateral, whether hereunder, under any of the other Noteholder Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Debtor solely to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. Except in accordance with the Purchase Agreement and this Agreement, in no event shall any Debtor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Collateral Agent or its designee as secured party and such Debtor as debtor.

(b)           No Debtor has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate or as constitutes an Excluded Asset. In the event that any Debtor shall be entitled to or shall receive any chattel paper or instrument which does not constitute an Excluded Asset after the date hereof, such Debtor shall promptly notify Collateral Agent thereof in writing. Promptly upon the receipt of such chattel paper or instrument (and so long as such chattel paper or instrument is not an Excluded Asset) by or on behalf of any Debtor (including by any agent or representative), such Debtor shall deliver, or cause to be delivered to Perfection Agent, all such tangible chattel paper and instruments, accompanied by such instruments of transfer or assignment duly executes in blank as Perfection Agent may from time to time specify. At Perfection Agent’s option, Debtor shall, or Perfection Agent may at any time on behalf of Debtor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Perfection Agent.

(c)           In the event that any Debtor shall at any time hold, or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) which does not constitute an Excluded Asset, such Debtor shall promptly notify Collateral Agent thereof in writing. Promptly upon receipt thereof, Debtor shall take, or cause to be taken, such necessary actions to give Perfection Agent control of such electronic chattel paper (so long as such electronic chattel paper is not an Excluded Asset) under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act

or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           No Debtor has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Promptly after the Date hereof each Debtor shall deliver to the Perfection Agent fully executed Deposit Account Control Agreements for all deposit accounts that constitute Collateral, together with opinions of counsel in form and substance reasonably satisfactory to the Collateral Agent. No Debtor shall, directly or indirectly, after the date hereof open, establish or maintain any deposit account which does not constitute an Excluded Asset unless each of the following conditions is satisfied: (i) Collateral Agent shall have received not less than five (5) Business Days’ prior written notice of the intention of such Debtor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Collateral Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Debtor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Perfection Agent, and (iii) Debtor shall promptly deliver to the Perfection Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Debtor and the bank at which such deposit account is opened and maintained.

(e)           No Debtor holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)            In the event that any Debtor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities (other than certificated securities that are Excluded Assets), such Debtor shall promptly endorse, assign and deliver the same to Perfection Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Perfection Agent may from time to time specify. If any securities (other than certificated securities that are Excluded Assets), now or hereafter acquired by any Debtor are uncertificated and are issued to such Debtor or its nominee directly by the issuer thereof, such Debtor shall immediately notify Collateral Agent thereof and shall promptly cause the issuer to agree to comply with instructions from Perfection Agent as to such securities, without further consent of Debtor or such nominee.

(ii)           No Debtor shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account or an investment account, securities account, commodity account or similar account which is an Excluded Asset) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Collateral Agent shall have received not less than five (5) Business Days’ prior written notice of the intention of such Debtor to open or establish such account, which notice shall specify in reasonable detail and specificity reasonably acceptable to Collateral Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Debtor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Perfection Agent and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Debtor shall execute and deliver, and cause to be executed and delivered to the Perfection Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Debtor and such securities intermediary or commodity intermediary.

(f)            No Debtor is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Debtor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument which does not constitute an Excluded Asset, whether as beneficiary thereof or otherwise after the date hereof, such Debtor shall promptly use reasonable efforts to notify Collateral Agent thereof in writing. Such Debtor shall promptly deliver, or cause to be delivered to Perfection Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument (unless any such instrument is an Excluded Asset), the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Perfection Agent, consenting to the assignment of the proceeds of the letter of credit to Perfection Agent by such Debtor and agreeing to make all payments thereon directly to Perfection Agent or as Perfection Agent may otherwise direct.

(g)           No Debtor has any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Debtor shall at any time after the date hereof have any commercial tort claims, such Debtor shall promptly notify Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Debtor to Collateral Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Debtor to Collateral Agent shall be deemed to constitute such grant to Collateral Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Collateral Agent provided in Section 2.2(a) hereof or otherwise arising by the execution by each Debtor of this Agreement or any of the other Noteholder Agreements, Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Collateral Agent or its designee as secured party and the applicable Debtor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, such Debtor shall promptly upon Collateral Agent’s request, execute and deliver, or cause to be executed and delivered, to Collateral Agent such other agreements, documents and instruments as Collateral Agent may require in connection with such commercial tort claim.

(h)           No Debtor has any goods, documents of title or other Collateral which do not constitute Excluded Assets in the custody, control or possession of a third-party as of the date hereof, except (i) as set forth in the Information Certificate, (ii) for any Collateral in the possession or under the control of the Perfection Agent or the Collateral Agent and (iii) except for goods located in the United States in transit to a location of such Debtor permitted herein in the ordinary course of business of such Debtor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other, person not referred to in the Information Certificate or such carriers, such Debtor shall promptly notify Collateral Agent thereof in writing. Promptly upon Perfection Agent’s request, such Debtor shall exercise commercially reasonable efforts to deliver to Perfection Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and such Debtor.

(i)            Each Debtor shall take all other actions reasonably requested by Collateral Agent from time to time to cause the attachment, perfection and, subject to Permitted Prior Liens, first priority of, and the ability of Collateral Agent to enforce, the security interest of Collateral Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that such Debtor’s signature thereon is required therefor, (ii) causing Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in, such Collateral, (iv) obtaining the consents and approvals of any governmental authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and (v) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

2.3           Debtors Remains Liable. Anything herein to the contrary notwithstanding

(a)           each Debtor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, to the same extent as if this Agreement had not been executed;

(b)           the exercise by the Collateral Agent of any of its rights hereunder will not release any Debtor from any of its duties or obligations, under any such contracts or agreements included in the Collateral; and

(c)           no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.4           Postponement of Subrogation. etc. Each Debtor hereby agrees that it will not exercise any rights against any other Debtor which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the Discharge of Noteholder Debt. Any amount paid to any Debtor on account of any payment made hereunder prior to the Discharge of Noteholder Debt shall be held in trust for the benefit of the Perfection Agent and shall immediately be paid to the Perfection Agent applied in accordance with the terms of the Intercreditor Agreement; provided, however, that if such Debtor has made payment to the Collateral Agent of all or any part of the Noteholder Debt and the Discharge of Noteholder Debt has occurred, then at such Debtor’s request, the Collateral Agent will, at the expense of such Debtor, execute and deliver to such Debtor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Debtor of an interest in such Noteholder Debt resulting from such payment. In furtherance of the foregoing, at all times prior to the Discharge of Noteholder Debt, each Debtor shall refrain from taking any action or commencing any proceeding against the Issuer or any other Debtors (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Agreement to any Secured Party.

SECTION 3.           COLLATERAL COVENANTS

3.1           Accounts Covenants. Collateral Agent shall have the right at any time or times, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise; provided when no Event of Default has occurred and is continuing, Collateral Agent shall give the Issuer at least one Business Day’s telephonic notice of any such verification.

3.2           Inventory Covenants. With respect to the Inventory (other than Inventory that is an Excluded Asset): (a) each Debtor shall at all times maintain inventory records reasonably satisfactory to Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of such Inventory, such Debtor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) each Debtor shall conduct a physical count of such Inventory at any time or times as Collateral Agent may reasonably request (but not more than once per year) on or after an Event of Default, and promptly following such physical inventory shall supply Collateral Agent with a report in the form and with such specificity as may be reasonably satisfactory to Collateral Agent concerning such physical count; (c) no Debtor shall remove any such Inventory from the locations set forth or permitted herein, without the prior written consent of Perfection Agent, except for sales and movement or transport of such Inventory in the ordinary course of such Debtor’s business and except to move such Inventory directly from one location set forth of permitted herein to another such location; (d) each Debtor shall produce, use, store and maintain such Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (e) each Debtor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of such Inventory; (f) no Debtor shall sell such Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such, Debtor to repurchase such Inventory (other than in the ordinary course of business consistent with past practices); (g) each Debtor shall keep such Inventory in good and marketable condition; and (h) no Debtor shall, without prior written notice to Collateral Agent, acquire or accept any such Inventory on consignment or approval (other than in the ordinary course of business consistent with past practices).

3.3           Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Collateral Agent’s reasonable request (but not more than once per year) or at any time or times on or after an Event of Default, each Debtor shall, at its expense, deliver or cause to be delivered to Collateral Agent written appraisals as to Equipment and/or Real Property in form, scope and methodology reasonably acceptable to Collateral Agent and by an appraiser acceptable to Collateral Agent, addressed to Collateral Agent and upon which Collateral Agent is expressly permitted to rely; (b) each Debtor shall keep Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Debtor shall use Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) Equipment is and shall be used in each Debtor’s business and not for personal, family, household or farming use; (e) no Debtor shall remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Debtor or to move Equipment directly from one location set forth or permitted herein to another such location; (f) the Equipment is now and shall remain personal property and such Debtor shall not permit any of the Equipment to be or become a part of or affixed to real property except to the extent that upon such event the Collateral Agent has a perfected security interest in such fixture; and (g) as between the Collateral Agent and such Debtor, the Debtor assumes all responsibility and liability arising from the use of Equipment and Real Property.

3.4           Power of Attorney. Each Debtor hereby irrevocably designates and appoints Collateral Agent (and all persons designated by Collateral Agent) as such Debtor’s true and lawful attorney-in-fact, and authorizes Collateral Agent, in Debtor’s or Collateral Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Debtor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Debtor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Collateral Agent, and open and dispose of all mail addressed to such Debtor and handle and store all mail relating to the Collateral, (ix) at any time to take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in any deposit accounts maintained by such Debtor or otherwise received by Collateral Agent, (x) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (xi) endorse such Debtor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Collateral Agent and deposit the same in Collateral Agent’s account for application to the Noteholder Debt, (xii) endorse such Debtor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (xiii) sign such Debtor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof and (b) do all acts and things which are necessary in Collateral Agent’s determination to fulfill such Debtor’s obligations under this Agreement and the other Noteholder Agreements. Each Debtor hereby releases Collateral Agent and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Collateral Agent’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

3.5           Right to Cure. Collateral Agent may, but is not required to, at any time an Event of Default exists or has occurred and is continuing (a) upon notice to any Debtor, cure any material default by such Debtor under any material agreement with a third party that materially affects the Collateral, its value or the ability of Collateral Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Collateral Agent therein or the ability of such Debtor to perform its obligations hereunder or under the other Noteholder Agreements, (b) pay or bond on appeal any judgment entered against any Debtor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Collateral Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Collateral Agent with respect thereto. Collateral Agent may add any amounts so expended to the Noteholder Debt and charge the applicable Debtor’s account therefor, such amounts to be repayable by such Debtor on demand. Collateral Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Debtor. Any payment made or other action taken by Collateral Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

3.6           Access to Premises. From time to time as requested by Collateral Agent, at the cost and expense of the Debtors, (a) Collateral Agent or its designee shall have complete access to all of each Debtor’s premises during normal business hours and after reasonable advance notice to such Debtor, or at any time and without notice to such Debtor if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of such Debtor’s books and records, including the Records, (b) each Debtor shall promptly furnish to Collateral Agent such copies of such books and records or extracts therefrom as Collateral Agent may request, and (c) use during normal business hours such of each Debtor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 4.           REPRESENTATIONS AND WARRANTIES

Each Debtor hereby represents and warrants to Secured Parties the following (which shall survive the execution and delivery of this Agreement):

4.1           Corporate Existence; Power and Authority. Such Debtor is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Debtor’s financial condition, results of operation or business or the rights of Collateral Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Noteholder Agreements and the transactions contemplated hereunder and thereunder (a) are all within such Debtor’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of such Debtor’s certificate of incorporation, by-laws, or other organizational documentation or any Purchase Agreement, agreement or undertaking to which Debtor is a party or by which such Debtor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance, upon any property of such Debtor. This Agreement and the other Noteholder Agreements constitute legal, valid and binding obligations of such Debtor enforceable in accordance with their respective terms.

4.2           Name; State of Organization; Chief Executive; Office; Collateral Locations.

(a)           The exact legal name of such Debtor is as set forth on the signature page of this Agreement and in the Information Certificate. Such Debtor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)           Such Debtor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of such Debtor or accurately states that such Debtor has none and accurately sets forth the federal employer identification number of such Debtor.

(c)           The chief executive office and mailing address of such Debtor and such Debtor’s Records concerning Accounts are located only at the address identified as such in Schedule 4.2 hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 4.2 hereto, subject to the right of such Debtor to establish new locations in accordance with Section 5.1 below. Schedule 4.2 correctly identifies any of such locations which are not owned by such Debtor and sets forth the owners and/or operators thereof.

4.3           Priority of Liens; Title to Properties. The security interests and liens granted to Collateral Agent under this Agreement and the other Noteholder Agreements constitute valid and perfected third priority liens and security interests in and upon the Collateral subject only to Permitted Prior Liens except as otherwise permitted by the Purchase Agreement. Such Debtor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, other than Permitted Liens and except as otherwise permitted by the Purchase Agreement.

4.4           Survival of Warranties: Cumulative. All representations and warranties contained in this Agreement or any of the other Noteholder Agreements shall survive the execution and delivery of this Agreement. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which such Debtor shall now or hereafter give, or cause to be given, to Secured Parties.

4.5           Information Certificate. Such Debtor has delivered to the Collateral Agent an Information Certificate, fully and accurately completed in all material respects and executed by an authorized officer of such Debtor.

4.6           Best Interests. It is in the best interests of such Debtor (other than the Issuer) to execute this Agreement inasmuch as such Debtor will, as a result of being a Subsidiary of the Issuer, derive substantial direct and indirect benefits from the issuance of Notes by the Issuer, and each Debtor agrees that the Initial Purchaser is relying on this representation in agreeing to purchase the Notes.

SECTION 5.           AFFIRMATIVE AND NEGATIVE COVENANTS

5.1           New Collateral Locations. A Debtor may only open any new location within the continental United States provided Debtor (i) gives Collateral Agent thirty (30) days prior written notice of the intended opening of any such new location and (ii) executes and delivers, or causes to be executed and delivered, to Collateral Agent such agreements, documents, and instruments as Collateral Agent may deem necessary or desirable to protect its interests in the Collateral at such location; provided that no lien need be granted in real property other than as owned in fee by the applicable Debtor.

5.2           Costs and Expenses. Each Debtor shall pay to Collateral Agent within ten business days following demand with reasonable substantiation therefor all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Noteholder Debt, Collateral Agent’s rights in the Collateral, this Agreement, the other Noteholder Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees if applicable); (b) reasonable insurance premiums, appraisal fees and search fees; (c) reasonable costs and expenses of preserving and protecting the Collateral; (d) reasonable costs and expenses paid or incurred in connection with obtaining payment of the Noteholder Debt, enforcing the security interests and liens of Collateral Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Noteholder Agreements or defending any claims made or threatened against Collateral Agent arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); and (e) reasonable fees and disbursements of counsel to Collateral Agent in connection with any of the foregoing.

5.3           Further Assurances. At the request of Collateral Agent at any time and from time to time, each Debtor shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Noteholder Agreements.

SECTION 6.           EVENTS OF DEFAULT AND REMEDIES

6.1           Events of Default. The occurrence or existence of any Event of Default under the Purchase Agreement is referred to herein individually as an “Event of Default” and collectively as “Events of Default”.

6.2           Remedies.

(a)           Subject to the Intercreditor Agreement, at any time an Event of Default exists or has occurred and is continuing, Collateral Agent shall have all rights and remedies provided in this Agreement, the other Noteholder Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Debtor or any other Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Collateral Agent hereunder, under any of the other Noteholder Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Collateral Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Debtor of this Agreement or any of the other Noteholder Agreements. Collateral Agent may, at any time or times, proceed directly against any Debtor or any other Obligor to collect the Noteholder Debt without prior recourse to any Obligor or any of the Collateral.

(b)           Subject to the Intercreditor Agreement, without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Collateral Agent may, in its discretion and, without limitation, (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any such

Debtor, at such Debtor’s expense, to assemble and make available to Collateral Agent any part or all of the Collateral at any place and time designated by Collateral Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, and/or (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Collateral Agent or elsewhere) at such prices or terms as Collateral Agent may deem reasonable, for cash, upon credit or for future delivery with the Collateral Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Debtor, which right or equity of redemption is hereby expressly waived and released by each Debtor. If any of the Collateral is sold or leased by Collateral Agent upon credit terms or for future delivery, the Noteholder Debt shall not be reduced as a result thereof until payment therefor is finally collected by Collateral Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Collateral Agent to a Debtor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Debtor waives any other notice. In the event Collateral Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Debtor waives the posting of any bond which might otherwise be required.

(c)           To the extent that applicable law imposes duties on Collateral Agent to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Debtor acknowledges and agrees that it is not commercially unreasonable for Collateral Agent (i) to fail to incur expenses reasonably deemed significant by Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any governmental authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Debtor for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the collection or disposition of any of the Collateral. Each Debtor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Collateral Agent would not be commercially unreasonable in Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Debtor or to impose any duties on Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(d)           Subject to the terms of the Intercreditor Agreement, for the purpose of enabling Collateral Agent to exercise the rights and remedies hereunder each Debtor hereby grants to Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Debtor) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by such Debtor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(e)           Subject to the terms of the Intercreditor Agreement, Collateral Agent may apply the cash proceeds of Collateral actually received by Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Noteholder Debt in whole or in part and in such order as Collateral Agent may elect, whether or not then due. Each Debtor shall remain liable to Collateral Agent for the payment of any deficiency with interest at the highest rate provided for in the Purchase Agreement and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.

SECTION 7.           COLLATERAL AGENT

7.1           Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers.

7.2           Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as any Owner thereof reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent, to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

7.3           Other Provisions Relating to the Collateral Agent.

(a)           The Collateral Agent has such powers, rights and obligations as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Noteholder Agreements. The Collateral Agent may, from time to time, appoint a financial institution to act as Collateral Agent so long as such institution meets the requirements of Section 7.3(d). The Collateral Agent, acting in its capacity as such, shall have only such duties with respect to the Collateral as are set forth herein.

(b)           Except during the continuance of an Event of Default, the Collateral Agent need perform only those duties that are specifically set forth in this Agreement and no others, and no implied covenants or obligations will be read into this Agreement against the Collateral Agent. In case an Event of Default has occurred and is continuing, the Collateral Agent shall exercise those rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(c)           As to any matters not expressly provided for by this Agreement, the Noteholder Agreements or the Intercreditor Agreement, the Collateral Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon the instructions of the Majority Noteholders and shall in all such cases be fully protected in acting, or in refraining from acting, in accordance with such instructions of the Majority Noteholders, and any action taken or failure to act pursuant thereto shall be binding on all of the Noteholders. The Collateral Agent may rely on the written certification of the Majority Noteholders with respect to any such vote. Notwithstanding any other provisions herein, the Collateral Agent shall not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder at the request of the Noteholders unless the Debtors or the Noteholders have provided to the Collateral Agent security or indemnity, which the Collateral Agent, in its reasonable discretion, deems sufficient against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

(d)           Subject to the appointment and acceptance of a successor Collateral Agent, the Collateral Agent may resign at any time by giving not less than thirty (30) days’ notice thereof to each Noteholder and the Issuer.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, (i) such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder, and (ii) the retiring Collateral Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Collateral Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Collateral Agent in respect of the Collateral to the successor

Collateral Agent. After any retiring Collateral Agent’s resignation or replacement hereunder as Collateral Agent, the provisions of this Section and Section 6.2 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent. Upon any such resignation or removal, the former Collateral Agent shall take all steps necessary to assign the Collateral to the successor Collateral Agent.

SECTION 8.           JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

8.1           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b)           Each Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Collateral Agent’s option, by service upon any Debtor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Debtor shall appear in answer to such process, failing which such Debtor shall be deemed in default and judgment may be entered by Collateral Agent against such Debtor for the amount of the claim and other relief requested.

(c)           EACH DEBTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER NOTEHOLDER AGREEMENTS OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF SUCH DEBTOR AND COLLATERAL AGENT IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER NOTEHOLDER AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH DEBTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH DEBTOR OR COLLATERAL AGENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH DEBTOR AND COLLATERAL AGENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d)           Collateral Agent shall not have any liability to any Debtor (whether in tort, contract, equity or otherwise) for losses suffered by any Debtor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Collateral Agent that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Collateral Agent shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement and the other Noteholder Agreements.

8.2           Waiver of Notices. Debtor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Noteholder Debt or the Collateral and any and all other demands and notices of any kind or nature whatsoever with respect to the Noteholder Debt, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Debtor which Collateral Agent may elect to give shall entitle any Debtor to any other or further notice or demand in the same, similar or other circumstances.

8.3           Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Collateral Agent and as to amendments, as also signed by an authorized officer of each Debtor. Collateral Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Collateral Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Collateral Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Collateral Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

8.4           Waiver of Counterclaims. Each Debtor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Noteholder Debt, the Collateral or any matter arising therefrom or relating hereto or thereto.

SECTION 9.           MISCELLANEOUS

9.1           Interpretative Provisions.

(a)           All terms used herein which are defined in Article 1 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)           All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)           All references to a Debtor and Collateral Agent pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)           The words “hereof’, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)           The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)            All references to the term “good faith” used herein when applicable to Collateral Agent shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Debtors shall have the burden of proving any lack of good faith on the part of Collateral Agent alleged by any Debtor at any time.

(g)           An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 8.3 or is cured in a manner satisfactory to such Collateral Agent, if such Event of Default is capable of being cured as determined by Collateral Agent.

(h)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(i)            Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Noteholder Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j)            The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k)           This Agreement and the other Noteholder Agreements are the result of negotiations among and have been reviewed by counsel to Collateral Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Noteholder Agreements shall not be construed against Collateral Agent merely because of Collateral Agent’s involvement in their preparation.

9.2           Notices. All notices, requests and demands hereunder shall be given in accordance with Section 9.1 of the Purchase Agreement.

9.3           Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

9.4           Successors. This Agreement, the other Noteholder Agreements and any other document referred to herein or therein shall be binding upon each Debtor and its successors and assigns and inure to the benefit of and be enforceable by Collateral Agent and its successors and assigns, except that no Debtor may assign its rights under this Agreement, the other Noteholder Agreements and any other document referred to herein or therein without the prior written consent of Collateral Agent.

9.5           Entire Agreement. Subject to Section 9.6, this Agreement, the other Noteholder Agreements, the Intercreditor Agreement, any supplements hereto or thereto and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

9.6           RELATIONSHIP WITH INTERCREDITOR AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE ENFORCEMENT OF THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS SECURITY AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN; PROVIDED THAT NOTHING IN THE INTERCREDITOR AGREEMENT SHALL AFFECT THE ATTACHMENT OF OR, SUBJECT TO THE PRIORITIES ESTABLISHED IN THE INTERCREDITOR AGREEMENT, PERFECTION OF THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT.

9.7           Release of Liens. The security interests granted hereunder in any Collateral shall automatically be released in the manner, at the times and to the extent specified in the Intercreditor Agreement, if any, and as may be permitted by the Purchase Agreement and any other Noteholder Agreement. Upon any such release or termination, the Collateral Agent will, at the Debtors’ sole expense, deliver to the applicable Debtor, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Collateral Agent hereunder in which the security interest granted hereunder is released or terminated, and execute and deliver to the applicable Debtor such documents as such Debtor shall reasonably request to evidence such release or termination.

9.8           Additional Debtors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Debtor” hereunder with the same force and effect as if it were originally a party to this Agreement and named as a “Debtor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Debtor hereto, and the rights and obligations of each Debtor hereunder shall remain in full force and effect notwithstanding the addition of any new Debtor as a party to this Agreement.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the day and year first above written.

ATLANTIC EXPRESS TRANSPORTATION CORP.

By:	/s/ Neil J. Abitabilo
Name: Neil J. Abitabilo
Title: Chief Financial Officer

101 JAMAICA CORP.
201 WEST SOTELLO REALTY, INC.
AIRPORT SERVICES, INC.
AMBOY BUS CO., INC.
ATLANTIC EXPRESS COACHWAYS, INC.
ATLANTIC EXPRESS NEW ENGLAND, INC.
ATLANTIC EXPRESS OF CALIFORNIA, INC.
ATLANTIC EXPRESS OF ILLINOIS, INC.
ATLANTIC EXPRESS OF L.A. INC.
ATLANTIC EXPRESS OF MISSOURI INC.
ATLANTIC EXPRESS OF NEW JERSEY, INC.
ATLANTIC EXPRESS OF PENNSYLVANIA, INC.
ATLANTIC EXPRESS OF SOUTH CAROLINA, INC.
ATLANTIC PARATRANS OF ARIZONA, INC.
ATLANTIC PARATRANS OF NYC, INC.
ATLANTIC PARATRANS OF PENNSYLVANIA, INC.
ATLANTIC PARATRANS, INC.
ATLANTIC QUEENS BUS CORP.
ATLANTIC TRANSIT, CORP.
ATLANTIC-CHITTENANGO REAL PROPERTY CORP.
ATLANTIC-CONN. TRANSIT, INC.
ATLANTIC-HUDSON, INC.
BLOCK 7932, INC.
BROOKFIELD TRANSIT INC.
CENTRAL NEW YORK REORGANIZATION CORP.
COURTESY BUS CO., INC.
FIORE BUS SERVICE, INC.
GROOM TRANSPORTATION, INC.
GVD LEASING CO., INC.
JAMES MCCARTY LIMO SERVICE, INC.
JERSEY BUS SALES, INC.
JERSEY BUSINESS LAND CO., INC.
K. CORR INC.
MCINTIRE TRANSPORTATION, INC.
MERIT TRANSPORTATION CORP.
METRO AFFILIATES, INC.
METROPOLITAN ESCORT SERVICE, INC.

MIDWAY LEASING INC.
MOUNTAIN TRANSIT, INC.
R. FIORE BUS SERVICE, INC.
RAYBERN BUS SERVICE, INC.
RAYBERN CAPITAL CORP.
RAYBERN EQUITY CORP.
ROBERT L. MCCARTHY & SON, INC.
STATEN ISLAND BUS, INC.
TEMPORARY TRANSIT SERVICE, INC.
T-NT BUS SERVICE, INC.
TRANSCOMM, INC.
WINSALE, INC.
WRIGHTHOLM BUS LINE, INC.

By:	/s/ Neil J. Abitabilo
	Name:	Neil J. Abitabilo
	Title:	Chief Financial Officer

AIRLIE OPPORTUNITY CAPITAL MANAGEMENT, L.P., as Collateral Agent

By:	/s/ Adam Goodfriend
	Name:	Adam Goodfriend
	Title:	Managing Director